EXHIBIT 99.1

Summer Infant Reports Second Quarter Results

Company Returns to Profitability as New CEO Takes Helm

WOONSOCKET, R.I., Aug. 02, 2016 (GLOBE NEWSWIRE) -- Summer Infant, Inc. ("Summer Infant" or the "Company") (NASDAQ:SUMR), a global leader in premium infant and juvenile products, today announced financial results for the fiscal second quarter ended July 2, 2016.

“Although having joined Summer Infant just a few short weeks ago, I am already amazed by the depth of talent and great potential for growth within this organization,” said Mark Messner, President and CEO. “Recent achievements reflect the hard work done this past year to execute a strategy which we now intend to take to the next level, leveraging the steps already taken to invest in core product categories, reduce expenses, strengthen the balance sheet and expand margins. So while I personally can’t take credit for the greatly improved results this quarter – including solid gross profit, lower G&A, reduced interest expense and our first positive EPS in over a year – I am proud to be part of such an incredible company in the juvenile space. I look forward to working with our team and the board to focus on new product development initiatives while strengthening our retail customer relationships as well as our direct connection with the parents who use and love our products. We will continue to transform Summer Infant into a responsive, nimble, profitable innovator with brands that inspire millennial parents and bring passion to our investors.”

Second Quarter Results

Net sales for the three months ended July 2, 2016 were $50.6 million compared with $51.8 million for the three months ended July 4, 2015. Excluding $1.1 million of sales related to the Company’s inventory reduction plan in 2015, core branded revenue was flat year-over-year.

Gross profit for the second quarter of 2016 was $16.2 million compared with $13.8 million for the second quarter of 2015, and gross margin was 32.0% in 2016 versus 26.6% in the prior-year period. The fiscal 2015 second quarter included $1.8 million in losses on the sale of $2.9 million of inventory below cost related to Summer’s inventory reduction plan and $0.7 million of inventory charges tied to exiting the furniture category. Excluding the impact of these charges (which did not occur in the fiscal 2016 second quarter), gross margin for the prior-year period would have been 32.1%.

Selling expenses were $3.9 million in the second quarter of 2016 compared with $4.3 million in the second quarter of 2015. General and administrative expenses (G&A) were $10.0 million in 2016 versus $12.0 million last year; the second quarter of 2016 included $0.8 million of legal expenses, versus $1.4 million in the first quarter of 2016 and $1.7 million in the second quarter of 2015. Excluding litigation costs, G&A in the second quarter of fiscal 2016 would have been $9.2 million, down 10.5% from the prior-year period (also excluding legal expenses). The lower G&A reflects cost-reduction strategies and other operational initiatives, and the Company remains on track to achieve $4.0 million in annualized savings this year.

Interest expense decreased to $0.6 million in the second quarter of 2016 from $1.3 million last year, reflecting reduced debt levels and lower interest rates on the Company’s credit facility. In addition, the second quarter of 2015 included a $0.6 million write-off of unamortized financing fees and termination fees associated with the Company’s April 2015 refinancing.

The Company reported net income of $0.3 million, or $0.01 per share, in the second quarter of 2016 compared with a net loss of $3.5 million, or $(0.19) per share, in the second quarter of 2015. Adjusted EBITDA for the second quarter of 2016 rose to $3.4 million versus $2.2 million for the second quarter of 2015. Adjusted EBITDA in the second quarter of 2016 includes $1.0 million in bank permitted add-back charges compared with $4.4 million in the second quarter of 2015.

Adjusted EBITDA is a non-GAAP metric.  Adjusted EBITDA excludes various items that are detailed in the financial tables and accompanying footnotes reconciling GAAP to non-GAAP results contained in this release. An explanation of these measures also is included under the heading below "Use of Non-GAAP Financial Information."

Balance Sheet Highlights

As of July 2, 2016, Summer Infant had approximately $1.1 million of cash and $51.7 million of debt compared with $0.9 million of cash and $53.6 million of debt as of January 2, 2016.  Given the debt reduction and improved Adjusted EBITDA levels, the Company’s bank leverage ratio was 4.5 times the trailing twelve months’ Adjusted EBITDA at quarter end.

Inventory as of July 2, 2016 was $36.6 million compared with $36.8 million as of January 2, 2016. Trade receivables at the end of the second quarter were $38.3 million compared with $40.5 million as of January 2, 2016. Accounts payable and accrued expenses were $37.9 million as of July 2, 2016 compared with $39.1 million at the beginning of the fiscal year.

Conference Call Information

Management will host a conference call to discuss the financial results tomorrow, August 3, at 9:00 a.m. ET. To listen to the live call, visit the Investor Relations section of the Company's website at www.summerinfant.com or dial 866-652-5200 or 412-317-6060. An archive of the webcast will be available on the Company's website.

About Summer Infant, Inc.
Based in Woonsocket, Rhode Island, the Company is a global leader of premium infant and juvenile products for ages 0-3 years which are sold principally to large North American and international retailers. The Company currently sells proprietary products in a number of different categories including nursery audio/video monitors, safety gates, durable bath products, bed rails, nursery products, strollers, booster and potty seats, swaddling blankets, bouncers, travel accessories, highchairs, swings, and infant feeding products. For more information about the Company, please visit www.summerinfant.com.

Use of Non-GAAP Financial Information
This release and the referenced webcast include presentations of non-GAAP financial measures, including Adjusted EBITDA, constant currency, adjusted net income and adjusted earnings per share.  Adjusted EBITDA means earnings before interest and taxes plus depreciation, amortization, non-cash stock-based compensation expenses and other items added back as detailed in the reconciliation table included in this release.  Constant currency sales are determined by applying a fixed exchange rate, calculated as the 12-month average in 2015, to the current local currency sales amounts, with the difference in reported sales being attributable to currency. Adjusted net income and adjusted earnings per share mean net income excluding certain items, and the tax impact of these items, as detailed in the reconciliation table included in this release.  Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. The Company believes that the presentation of these non-GAAP financial measures provide useful information to investors to better understand, on a period-to-period comparable basis, financial amounts both including and excluding these identified items, and they indicate more clearly the ability of the Company's assets to generate cash sufficient to repay its indebtedness, meet capital expenditure and working capital requirements, comply with the financial covenants of its loan agreements and otherwise meet its obligations as they become due.  These non-GAAP measures should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in the Company’s consolidated financial statements as an indicator of financial performance or liquidity.  The Company provides reconciliations of these non-GAAP measures in its press releases of historical performance.  Because these measures are not determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented, may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements
Certain statements in this release that are not historical fact may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby.  These statements are accompanied by words such as “anticipate,” “expect,” “project,” “will,” “believes,” “estimate” and similar expressions, and include statements regarding the Company’s expectations regarding new product introductions, top-line growth and improved operating results.. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements.  Such factors include the concentration of the Company’s business with retail customers; the ability of the Company to compete in its industry; the Company’s ability to continue to control costs and expenses, including legal expenses; the Company’s dependence on key personnel; the Company’s reliance on foreign suppliers; the Company’s ability to develop, market and launch new products; the Company’s ability to grow sales with existing and new customers and in new channels; the Company’s ability to meet required financial covenants under its loan agreements; and other risks as detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2016, and subsequent filings with the Securities and Exchange Commission.  The Company assumes no obligation to update the information contained in this release.

Tables to Follow

Summer Infant, Inc.
Consolidated Statements of Operations
(amounts in thousands of US dollars, except share and per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	July 2, 2016	July 4, 2015	July 2, 2016	July 4, 2015

Net sales	$50,575	$51,807	$100,245	$104,820
Cost of goods sold	34,374	38,036	68,318	74,074
Gross profit	$16,201	$13,771	$31,927	$30,746
General and administrative expenses(1)	9,981	11,972	20,734	22,282
Selling expense	3,901	4,308	7,817	9,176
Depreciation and amortization	1,160	1,318	2,316	2,652
Operating income/(loss)	$1,159	$(3,827)	$1,060	$(3,364)
Interest expense	628	1,318	1,268	2,164
Income/(loss) before taxes	$531	$(5,145)	$(208)	$(5,528)
Income tax expense/(benefit)	275	(1,672)	(131)	(1,813)
Net income/(loss)	$256	$(3,473)	$(77)	$(3,715)
Income/(loss) per diluted share	$0.01	$(0.19)	$(0.00)	$(0.20)

Shares used in fully diluted EPS	18,421,955	18,230,893	18,403,852	18,204,545

(1) Includes stock based compensation expense

Reconciliation of GAAP to Non-GAAP Financial Measures

Reconciliation of Adjusted EBITDA
Net income/(loss) (GAAP)	$256	$(3,473)	$(77)	$(3,715)
Plus: interest expense	628	1,318	1,268	2,164
Plus: expense/(benefit) for income taxes	275	(1,672)	(131)	(1,813)
Plus: depreciation and amortization	1,160	1,318	2,316	2,652
Plus: non-cash stock based compensation expense	91	246	218	419
Plus: permitted add-backs (a)	977	4,416	2,866	5,015
Adjusted EBITDA (Non-GAAP)	$3,387	$2,153	$6,460	$4,722

Reconciliation of Adjusted EPS
Net income/(loss) (GAAP)	$256	$(3,473)	(77)	(3,715)
Plus: permitted add-backs(a)	977	4,416	2,866	5,015
Plus: unamortized financing costs (b)	-	685	-	685
Tax impact of items impacting comparability(c)	(342)	(1,658)	(1,003)	(1,870)
Adjusted Net income/(loss) (Non-GAAP)	$891	$(30)	$1,786	$115
Adjusted Earnings per diluted share (Non-GAAP)	$0.05	$(0.00)	$0.10	$0.01

(a) Permitted add-backs consist of items that the Company is permitted to add-back to the calculation of consolidated EBITDA under its credit agreements. Permitted add-backs for the three months ended July 2, 2016 consisted of $838 in litigation fees ($293 tax impact) and $139 in board fees ($49 tax impact). Permitted add-backs for the three months ended July 4, 2015 consisted of $1,762 in litigation fees ($573 tax impact), $1,775 in losses from the inventory liquidation plan ($577 tax impact), $734 in losses from exiting the furniture category ($239 tax impact), and $145 in board fees ($47 tax impact). Permitted add-backs for the six months ended July 2, 2016 consisted of $2,276 in litigation fees ($797 tax impact), $267 in board fees ($93 tax impact), $224 in restructure fees ($78 tax impact), and $99 in severance related costs ($35 tax impact). Permitted add-backs for the six months ended July 4, 2015 consisted of $2,196 in litigation fees ($720 tax impact), $1,775 in losses from the inventory liquidation plan ($582 tax impact), $734 in losses from exiting the furniture category ($241 tax impact), and $310 in board fees ($102 tax impact).

(b) Write off of unamortized deferred financing costs and termination fees associated with the Company's old credit facility, reflecting a $223 tax impact for the three months ending July 4, 2015 and $225 tax impact for the six months ending July 4, 2015.

(c) Represents the aggregate tax impact of the adjusted items set forth above based on the applicable tax rate for the periods presented relevant to their jurisdictions and the nature of the adjustments.

Summer Infant, Inc.
Consolidated Balance Sheet
(amounts in thousands of US dollars)

	July 2, 2016	January 2, 2016
	(unaudited)

Cash and cash equivalents	$1,147	$923
Trade receivables, net	38,329	40,514
Inventory, net	36,633	36,846
Property and equipment, net	11,311	12,007
Other intangible assets, net	18,159	18,512
Other assets	4,612	4,336
Total assets	$110,191	$113,138

Accounts payable	$28,898	$29,541
Accrued expenses	8,975	9,584
Current portion of long-term debt	4,519	3,318
Long term debt, less current portion (1)	45,788	48,767
Other long term liabilities	2,768	2,962
Total liabilities	90,948	94,172

Total stockholders’ equity	19,243	18,966
Total liabilities and stockholders’ equity	$110,191	$113,138

(1) Under new U.S. GAAP, long term debt is reported net of unamortized financing fees. As a result, reported long term debt is reduced by $1,415 and $1,489 of unamortized financing fees in the periods ending July 2, 2016 and January 2, 2016, respectively.

Company Contact:
Chris Witty
Investor Relations
646-438-9385
cwitty@darrowir.com